The Putnam Fund for Growth and Income, April 30, 2012, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		41,365
Class B	  	   648
Class C	  	   229

72DD2

Class M	  	   248
Class R	  	    28
Class Y	  	   480

73A1

Class A		 0.130
Class B		 0.080
Class C		 0.082

73A2

Class M		 0.098
Class R		 0.114
Class Y		 0.146

74U1

Class A	    307,720
Class B	 	 7,208
Class C	   	 2,706

74U2

Class M	  	 2,353
Class R	  	   250
Class Y	  	 2,992

74V1

Class A		 14.19
Class B		 13.93
Class C		 14.13

74V2

Class M		 14.07
Class R		 14.11
Class Y		 14.22

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.